Testing the Waters Materials Related to Series #KELLER

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#KELLER

HELLEN KELLER 1892 BOOK (INSCRIBED TO FRANCES CLEVELAND)

THIS INITIAL OFFERING IS COMING SOON!

HELEN KELLER

CURRENT VALUE: $15,000

OFFERING FOR THIS ASSET IS NOT YET SCHEDULED. CHECK BACK SOON

DETAILS GALLERY LEGAL

# #KELLER

## HELLEN KELLER 1892 BOOK (INSCRIBED TO FRANCES CLEVELAND)

C.O.A. SPECS

### FINANCIALS

| | |
|---|---|
| Initial Offering Share Price | $5.00 |
| Number of Shares | 3,000 |
| Initial Offering Market Cap. | $15,000 |
| Storage Location | Rally |

## ASSET SPECIFICATIONS

| | |
|---|---|
| Title | Souvenir of the First Summer Meeting of The AAPTSD |
| Author | Hellen Keller |
| Publisher | Volta Bureau |
| Publication Date | 1892 |
| Inscribed | To Frances Cleveland |
| Edition | Second Edition |
| Condition | Very Good to Fine |

**Darren Sutherland**

[redacted]

Authentication:

Keller, Helen. *Souvenir of the First Summer Meeting of the America Association to Promote the Teaching of Speech to the Deaf.* Washington, D.C.: Volta Bureau, 1892. Second edition, signed and inscribed by a 12-year-old Helen Keller on the first free end page in pencil to Frances Cleveland.

On November 17, 2021, I inspected the above book, and to the best of my professional knowledge, the book represents an authentic copy of Helen Keller's *Souvenir of the First Summer Meeting of the America Association to Promote the Teaching of Speech to the Deaf*, as issued, and as described above.

Attested and signed, dated November 17, 2021,

x

Darren Sutherland

*Qualifications: Darren Sutherland has 25 years experience in the business of rare and antiquarian books, most recently with 10 years as the manager of the Strand Rare Book Room in New York, and 3 years as a specialist in rare books and manuscripts at Bonhams, performing numerous, and regular appraisals throughout.*

#KELLER | $15K

COMPARABLE ASSET VALUE

ASSET VALUE	TRANSACTIONS
+128.7%	4

The interactive Comparable Asset Value Chart (the “Chart”) plots historical sales of assets comparable to the Underlying Asset, showing price values on the vertical axis against time on the horizontal axis.  The prices reflected on the Chart are not adjusted for inflation.  Users of the Platform can opt to display varying ranges of time on the Chart’s horizontal axis, from one month to one year or longer to the extent such data are available.  If multiple comparable asset sales occurred on a single day, the Chart provides an average for that day.  By hovering over the points on the Chart, users can view price and date of sale represented by each point.  The table below sets forth the data points plotted in the Chart.

Comparable Asset	Date	Sale Price	Source / Sale Venue
Helen Keller Typed Signed Letter	12/13/2013	$4,920.00	Heritage
Hellen Keller Typed Signed Letters discussing teacher Anne Sullivan and Spirituality	7/11/2014	$6,000.00	Heritage
Eight Year Old Helen Keller Handwritten Signed Letter to Cousin	10/23/2019	$6,325.00	Bonham's
Helen Keller: Souvenir of the First Summer Meeting of the America Association to Promote the Teaching of Speech to the Deaf by Volta Bureau Inscribed	9/24/2021	$11,250.00	RR

"Optimism is the faith that leads to achievement; nothing can be done without hope."

HELEN KELLER

November 1903

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#KELLER

# HELLEN KELLER 1892 BOOK (INSCRIBED TO FRANCES CLEVELAND)

Helen Keller was one of the most impactful disability rights advocates to ever live. During a time of great prejudice toward people with disabilities, Keller refused to be ignored, becoming the first deaf and blind graduate of Radcliffe College, a writer of more than 14 books, and a world traveler who visited 35 countries advocating for the blind. Four days before Grover Cleveland won his second term as president, a 12-year-old Helen Keller presented his wife, Frances Cleveland, with #KELLER, a signed book promoting teaching speech to deaf people, along with a handwritten note from Keller.

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Helen Keller.

#KELLER | *Visuals*

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DESCRIPTION OF SERIES 1892 HELEN KELLER SIGNED BOOK

Investment Overview

•Upon completion of the Series #KELLER Offering, Series #KELLER will purchase a 1892 Book Inscribed by Helen Keller to Frances Cleveland for Series #KELLER (The “Series 1892 Helen Keller Signed Book” or the “Underlying Asset” with respect to Series #KELLER, as applicable), the specifications of which are set forth below.

•Hellen Keller was an advocate for the blind and deaf known for her personal story of overcoming both conditions and going on to graduate college and write an autobiography called “The Story of My Life.”

•The American Association to Promote the Teaching of Speech to the Deaf was founded by Alexander Graham Bell in 1890. The organization is now known as the Alexander Graham Bell Association for the Deaf.

•The Underlying Asset is a 1892 Book Inscribed by Helen Keller to Frances Cleveland.

Asset Description

Overview & Authentication

•Hellen Keller was born on June 27, 1880, in Tuscumbia, Alabama.

•Born with the ability to see and hear, Keller started speaking at six months old and walking at the age of one.

•At 19 months-old, Keller lost both her sight and hearing due to a disease believed to be either scarlet fever or meningitis.

•Throughout her childhood, Keller and the daughter of the family’s cook, Martha Washington, began developing a method of communication — a version of their own sign language.

•Keller was an unruly child, and her family believed she may need to be institutionalized. They brought her to a specialist named Dr. J. Julian Chisolm, who examined her and recommended she visit Alexander Graham Bell, the inventor of the telephone and an advocate for the blind and deaf. Bell suggested they visit the Perkins institute for the Blind in Boston. It was there that the family was put in touch with a recent graduate, Anne Sullivan.

•From 1887 to 1936, Keller worked with teacher Anne Sullivan and through years of work Keller was able to connect objects held in her hand to words expressed through “finger spelling.”

•In 1890, Keller began speech classes at the Horace Mann School for the Deaf in Boston.

•From 1894 to 1896, Keller attended the Wright-Humason School for the Deaf in New York City.

•In 1896, Keller enrolled at the Cambridge School for Young Ladies. Soon her story became known widely, allowing her to meet and befriend figures such as Mark Twain and Standard Oil executive Henry H. Rodgers.

•Rodgers paid for Keller to attend Radcliffe College — accompanied by Sullivan. She graduated in 1904 at age 24 cum laude, having “mastered several methods of communication, including touch-lip reading, Braille, speech, typing and finger-spelling.”

•In 1924, Keller published “The Story of My Life.” The memoir covered Keller’s life until her time as a college student.

•Throughout her life Keller became a social activist, devoting time to social and political issues such as women’s suffrage, pacifism, and socialism.

•Keller co-founded Heller Keller International, a foundation focused on fighting the causes and consequences of blindness and malnutrition.

•In 1920, Keller was a co-founder to the ACLU.

•In 1936, Keller was awarded the Theodore Roosevelt Distinguished Service Medal.

•In 1946, Keller was appointed as a counselor of international relations for the American Foundation of Overseas Blind.

•At age 75 in 1946, Keller took a 40,000-mile, five-month journey throughout Asia, giving speeches and bringing “inspiration and encouragement to millions of people.

•The 1957 TV Drama “The Miracle Worker” adapted Keller’s autobiography, later becoming a Broadway play and a 1962 film, which premiered on July 28. The film was nominated for five Oscars and won two.

•In 1964, Keller was awarded the Presidential Medal of Freedom.

•Keller passed away on June 1, 1968.

•The Underlying Asset is accompanied by a Letter of Authenticity from PSA/DNA.

•The Underlying Asset is accompanied by a signed letter of authenticity from Darren Sutherland, a New York-based rare book specialist.

Notable Features

•The Underlying Asset is a 1892 Book Inscribed by Helen Keller to Frances Cleveland.

•The Underlying Asset is inscribed by Keller to Frances Cleveland with the following written on the first free end page in pencil: "To Mrs. Cleveland—From the little girl who sees with her soul, Helen Keller, Tuscumbia, Alabama, November fourth 1892."

•The Underlying Asset was inscribed by Keller when she was 12-years-old.

Notable Defects

•The Underlying Asset exhibits a stain and small edge tears to the signed page as well as soiling and staining to the reinforced covers.

•The Underlying Asset exhibits edge stains to its interior pages which increase throughout the book, with paper loss to the final two pages and back cover.

Details

Series 1892 Helen Keller Signed Book
Title	Souvenir of the First Summer Meeting of The American Association to Promote the Teaching of Speech to the Deaf
Author	Hellen Keller
Publisher	Volta Bureau
Publication Date	1892
Edition	Second Edition
Condition	Very Good to Fine

Depreciation

The Company treats Memorabilia Assets as collectible and therefore will not depreciate or amortize the Series 1892 Helen Keller Signed Book going forward.